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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)*



                                Bikers Dream Inc.
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                                (Name of Issuer)

                         COMMON STOCK, NO PAR VALUE
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                         (Title of Class of Securities)

                                   090008202
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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                                Page 1 of 4 Pages

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     CUSIP No. 090008202             13G/A                Page 2 of 4 Pages
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 1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Austost Anstalt Schaan
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   |_|
(b)   |_|
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 3.    SEC USE ONLY
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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Liechtenstein
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                          5.   SOLE VOTING POWER
         NUMBER OF             255,628 shares of Common Stock
         SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            255,628 shares of Common Stock
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         255,628 shares of Common Stock
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         []

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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      4.98%
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  12.    TYPE OF REPORTING PERSON
                      CO
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CUSIP NO. 090008202                                           PAGE 3 OF 4 PAGES


ITEM 1 (a) NAME OF ISSUER: Bikers Dream Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    11631 Sterling Avenue, Riverside, CA 92503

ITEM 2 (a) NAME OF PERSON FILING: Austost Anstalt Schaan

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Landstrasse 163, 9494 Furstentums, Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP:   Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, No par value

ITEM 2 (e) CUSIP NUMBER:   090008202

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):            Not applicable

ITEM 4 OWNERSHIP

       (a)  AMOUNT BENEFICIALLY OWNED: 255,628 shares

       (b) PERCENT OF CLASS: 4.98%

       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                255,628 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                255,628 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO. 090008202                                           PAGE 4 OF 4 PAGES


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Pursuant to the number of shares reported outstanding in the Form 10-QSB filed by the Company on August 23, 1999, and using the market discount conversion price, Austost Anstalt Schaan currently beneficially owns less than 5% of BIKR common stock.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            August 25, 1999
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                                                 (Date)

                                           /s/ Thomas Hackl
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                                               (Signature)

                                         Thomas Hackl, Representative
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                                              (Name/Title)